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                                                     Exhibit 99(i)-Press Release

                                                               Joseph H. Rossi
                                                               President and CEO


Vernon, CT - December 17, 2002

                      ALLIANCE BANCORP OF NEW ENGLAND, INC.
                 ANNOUNCES DELAY IN SCHEDULING OF ANNUAL MEETING
                        TO REVIEW STRATEGIC ALTERNATIVES


         Following a meeting of its Board of Directors held today, Alliance Bancorp of New England, Inc.'s CEO, Joseph H. Rossi, announced that the Board voted not to schedule its 2003 annual meeting until an evaluation of its strategic alternatives with its investment bankers has been completed and reviewed. No meeting date was set. Rossi said, "We recently retained Friedman Billings Ramsey ("FBR") (see press release dated December 12, 2002) as our investment advisor to advise us on strategic alternatives and methods of enhancing shareholder value. This process will be an intensive and exhaustive one and we want to commit our full resources to determining the best methods of achieving continued higher returns for our shareholders. Our relationship with FBR is a new one and we feel that our shareholders' interests are best served by devoting our full resources to this important task. After completing that process and reviewing the recommendations, we will schedule the annual meeting. It is likely, however, that the meeting will not occur any sooner than the third quarter of 2003."

         Alliance has no fixed date for the annual meeting in its bylaws. Meetings have been traditionally held in the Spring.


Alliance Bancorp of New England, Inc. (AMEX:ANE) is the holding company for Tolland Bank, a Connecticut-chartered savings bank serving the market in central and eastern Connecticut. For more information: www.alliancebancorp.com and www.tollandbank.com.